Exhibit 10.1

FORM OF SENIOR NOTES

EXCHANGE AGREEMENT

This Senior Notes Exchange Agreement (the “Agreement”) is entered into as of the seventh day of June, 2006, by and among Primus Telecommunications Group, Incorporated, a Delaware corporation (“Primus”), Primus Telecommunications Holding, Inc., a Delaware corporation (“Holding”) and each of the holders listed on the schedules hereto (each a “Holder” and, collectively, the “Holders”), with reference to the following facts (capitalized terms used but not otherwise defined herein shall have the meanings set forth in Exhibit A hereto):

A. Each Holder is the beneficial owner of certain of the outstanding 3.75% Convertible Senior Notes due 2010 (the “Old Notes”) of Primus as set forth on such Holder’s Schedule I hereto;

B. Each Holder wishes to exchange those Old Notes owned by it that are listed on its Schedule I for new 5.00% Exchangeable Senior Notes due 2009 (the “New Notes”) of Holding and guaranteed by Primus (exchangeable into shares of Common Stock of Primus), in an amount as set forth on such Holder’s Schedule I, and on the basis set forth in this Agreement and on the terms and conditions described on Exhibit A;

C. Primus wishes to effectuate such exchange on the basis set forth in this Agreement and on the terms and conditions described on Exhibit A;

D. Primus had its annual stockholders meeting (the “Annual Meeting”) on May 30, 2006, at which Primus called to order and adjourned such meeting until June 20, 2006, for which they have solicited proxies to, among other things, approve an amendment to their First Amended and Restated Certificate of Incorporation (the “Charter”) (i) providing for a one-for-ten (1-for-10) reverse stock split of Primus’s issued and outstanding shares of common stock, par value $0.01 per share (“Common Stock”), and (ii) to increase the number of authorized shares of Common Stock from 150,000,000 to 300,000,000, which Primus’s board of directors, in its discretion, would be authorized to implement without further approval or authorization of Primus’s stockholders;

E. Primus issued a press release and intends to mail a supplement to its stockholders announcing the terms of this Agreement;

F. Simultaneously with the execution of this Agreement, the parties are entering into a purchase agreement, whereby each Holder is purchasing New Notes from Holding in amounts listed on Schedule I (the “New Note Purchase”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1. Exchange. Subject to the terms and conditions of this Agreement and those set forth on Exhibit A, each Holder severally, and not jointly, agrees to sell, and Primus agrees to purchase,

the Old Notes owned by such Holder and set forth on such Holder’s Schedule I in exchange for the New Notes. At the Closing (as defined below), or thereafter in the case of interest payments, the following transactions shall occur (such transactions in this Section 1 with respect to each Holder, the “Exchange”):

1.1 Each Holder shall severally, and not jointly, sell, assign and transfer to Primus (or its designee) all right, title and interest in and to, and all Claims in respect of, or arising or having arisen as a result of such Holder’s status as a holder of, such Holder’s Old Notes listed on Schedule I for such Holder, free and clear of all Liens.

1.2 Primus shall pay or cause to be paid to each Holder in cash the sum of (a) all accrued and unpaid interest on the Old Notes transferred by such Holder pursuant to Section 1.1 to, but not including, the Closing Date (as defined below), on the basis set forth in the Old Notes, and (b) in lieu of issuing fractional interests in New Notes, an amount equal to the principal amount (not to exceed $1,000 for any Holder) of any fractional interests in New Notes which would have been issued but for the last sentence of Section 1.3. Such payment shall be made within three business days following the Closing Date.

1.3 In exchange for the transfer, sale and assignment of the Old Notes by each Holder to Primus, Primus shall deliver or cause to be delivered to such Holder the principal amount of New Notes as set forth on such Holder’s Schedule I hereto. New Notes shall be issued only in minimum denominations of $1,000 and integral multiples thereof, and no fractional interests in New Notes shall be issued.

1.4 The New Notes shall be subject to an indenture with a trustee of national standing selected by Primus, which indenture shall be substantially in the form of the indenture used for Primus’s Step-Up Convertible Subordinated Notes due 2009, conformed to the terms set forth on Exhibit A, together with such changes agreed to in writing by Primus and the Holders. Primus and Holding shall enter into a registration rights agreement with each Holder on customary terms and conditions, including those on Exhibit B. Primus, Holding and each Holder shall execute and/or deliver such other documents and agreements as are customary and reasonably necessary to effectuate the Exchange in connection with the Closing.

1.5 Closing. Upon confirmation that the other conditions to closing specified herein have been satisfied or duly waived by the Holders or Primus, as applicable, the closing of the Exchange (the “Closing”) shall occur on the third business day following the Annual Meeting or such other date (the “Closing Date”) as is mutually acceptable to the Holders and Primus.

2. Representations and Warranties of Primus and Holding. Each of Primus and Holding represent and warrant to each Holder, as of the date hereof, and as of the Closing Date that:

2.1 Organization and Qualification. Each of Primus and Holding is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents to which it is a party.

2.2 Authorization and Binding Obligation. Each of Primus and Holding has full corporate power to execute and deliver the Transaction Documents to which it is a party. The execution and delivery of this Agreement by Primus and the performance of its obligations hereunder have been, and the execution and delivery by each of Primus and Holding of the other Transaction Documents to which it is a party and the performance of their respective obligations thereunder have been duly authorized by all necessary corporate action, and no other corporate proceedings on their part are necessary for the execution and delivery of this Agreement and the other Transaction Documents, and the performance of their obligations provided for herein and therein. This Agreement has been, and the other Transaction Documents have been, or on or prior to the Closing Date will be, duly executed and delivered by each of Primus and Holding, as the case may be, and, assuming this Agreement and the other Transaction Documents are or, on or prior to the Closing Date, will be binding obligations of each Holder party thereto, this Agreement constitutes, and the other Transaction Documents constitute, or on or prior to the Closing Date will constitute, valid and binding obligations of Primus and Holding, as applicable, enforceable against them in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

2.3 No Conflict; Required Filings and Consents.

a.	The execution and delivery of this Agreement and the other Transaction Documents by Primus and Holding, as the case may be, and the performance of their obligations hereunder and thereunder, will not (i) conflict with or violate the organizational documents of either of them, (ii) conflict with or violate any Legal Requirement applicable to either of them, or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which either of them are a party or by which either of them or any of their respective properties are bound or affected, except where (in the case of clauses (ii) and (iii)) any of the foregoing would not, either individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

b.	The execution and delivery of this Agreement and the other Transaction Documents by Primus and Holding, as the case may be, and the performance of their obligations hereunder and thereunder, will not require any prior consent, approval or authorization, or prior filing with or notification to, any Governmental Authority, except where the failure to obtain such prior consents, approvals or permits, or to make such prior filings or notifications, would not have or reasonably be expected to have a Material Adverse Effect.

2.4 Material Disclosure. There has been no change in the business or financial condition of Primus and its subsidiaries, taken as a whole, since December 31, 2005, which would reasonably be expected to have a Material Adverse Effect, except as has been disclosed or contained or reflected in any press release issued prior to the date of this Agreement or in any report, schedule, form, statement or other document (together with all exhibits, financial statements, schedules and any amendments thereto) that has been filed by Primus or its subsidiaries with the Securities and Exchange Commission prior to the date of this Agreement.

2.5 Rule 144A Eligibility. On the Closing Date, the New Notes will not be of the same class as securities listed on a national securities exchange registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or quoted in an automated inter-dealer quotation system.

2.6 No Integration. Neither Primus nor Holding nor any of their affiliates (as defined in Rule 501(b) of Regulation D of the Securities Act (“Regulation D”)) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the New Notes in a manner that would require registration of the New Notes under the Securities Act.

2.7 No General Solicitation. None of Primus, Holding nor any of their affiliates or any other person acting on its or their behalf (other than the Holders or their affiliates or any other person acting on their behalf, as to which no representation is made) has solicited offers for, or offered or sold, the New Notes by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

2.8 Securities Law Exemptions. Assuming the accuracy of the representations and warranties of the Holders contained herein and their compliance with their agreements set forth herein, it is not necessary, in connection with the issuance and sale of the New Notes to the Holders, to register the New Notes under the Securities Act or to qualify the indenture relating to such New Notes under the Trust Indenture Act of 1939, as amended.

2.9 Public Documents. Primus has filed all reports, registration statements, proxy statements, and other materials, together with any amendments required to be made with respect thereto, that were required to be filed with the Securities and Exchange Commission under the Securities Act or the Exchange Act from and after December 31, 2003 (all such reports and statements are collectively referred to herein as the “Commission Filings”). As of their respective dates, the Commission Filings, including the financial statements contained therein, complied in all material respects with all of the statutes and published rules and regulations enforced or promulgated by the regulatory authority with which the Commission Filings were filed, including, without limitation, that the Commission Filings did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

2.10 Underlying Shares. When the New Notes are delivered and paid for pursuant to this Agreement on the Closing Date, (i) such New Notes will be convertible into Common Stock in accordance with the terms and conditions set forth on Exhibit A and (ii) the Common Stock initially issuable upon conversion of such New Notes will have been duly authorized and, when issued upon such conversion, will be validly issued, fully paid and nonassessable and free of pre-emptive rights.

2.11 Common Stock. All of the outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and non-assessable.

3. Representations and Warranties of each Holder

Each Holder represents and warrants to Primus, as of the date hereof and as of the Closing Date, as follows:

3.1 Organization, Standing, and Authority. Such Holder (i) is duly organized, validly existing and in good standing under the laws of its state of organization and (ii) has the requisite corporate or other entity power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

3.2 Authorization and Binding Obligation. The execution and delivery of this Agreement and any other Transaction Documents to which it will be a party and the performance by such Holder of its obligations hereunder and thereunder have been duly authorized by all necessary organizational action, and no other organizational proceedings on its part are necessary for the execution and delivery of this Agreement and any other Transaction Documents to which it will be party and the performance of its obligations provided for herein and therein. This Agreement has been, and any other Transaction Documents to which it is a party will be, duly executed and delivered by it and, assuming this Agreement and such other Transaction Documents are binding obligations of Primus and Holding, as applicable, this Agreement and such other Transaction Documents will constitute valid and binding obligations of it enforceable against it in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3 Ownership of Securities. Such Holder owns, beneficially, all of the Old Notes set forth in Column I on such Holder’s Schedule I attached hereto. Such Holder owns all of such Old Notes free and clear of any Liens (other than the obligations pursuant to this Agreement). Without limiting the foregoing, except for such Holder’s obligations under this Agreement, such Holder has sole power of disposition with respect to all such Old Notes, with no restrictions on its rights of disposition pertaining thereto and no person or entity other than such Holder has any right to direct or approve the disposition of any such Old Notes. All of such Holder’s Old Notes are held for the account of such Holder by the entity named on its signature page of this Agreement.

3.4 New Notes Not Registered. Such Holder understands that the New Notes, when issued, will not have been registered under the Securities Act and are issued in reliance upon an exemption from the registration requirements of the Securities Act, which depends upon, among other things, the accuracy of the representations of such Holder as expressed herein. Such Holder is not acquiring the New Notes with a view to any distribution thereof or with any present intention of offering or selling any of the New Notes in a transaction that would violate the Securities Act or the securities laws of any State of the United States or any other applicable jurisdiction. Such Holder has not offered, sold or delivered the New Notes to be acquired by such Holder, and will not offer, sell or deliver the New Notes except pursuant to an effective registration statement under the Securities Act or an exemption from such registration to the extent available under the Securities Act. Such Holder understands and acknowledges that no public market now exists for the New Notes and that neither Primus nor any affiliate thereof has made any assurances that a public market will ever exist for the New Notes.

3.5 Qualified Institutional Buyer; Knowledge. Such Holder is a “qualified institutional buyer” as defined in Rule 144A promulgated under the Securities Act, with such knowledge and expertise in financial and business matters as are necessary in order to evaluate the merits and risks of the transactions contemplated by this Agreement, including the investment in the New Notes. Such Holder has reviewed the Commission Filings, and is aware of the business affairs and financial condition of Primus and Holding and has acquired sufficient information about Primus and Holding to reach an informed and knowledgeable decision to exchange the Old Notes for the New Notes.

4. Covenants.

4.1 Reasonable Best Efforts to Close. Primus and each Holder shall use reasonable best efforts to take such actions as are necessary or desirable to consummate the transactions contemplated by this Agreement.

4.2 Limitations on Transfer. During the period between the execution of this Agreement and ending at the earlier of (a) the termination of this Agreement, or (b) the Closing Date, no Holder shall sell, assign or transfer any interest in its Old Notes which are the subject of this Agreement, or otherwise take any action which would inhibit or impair such Holder’s ability to deliver such Old Notes at the Closing in compliance with the terms of this Agreement.

4.3 Confidentiality Agreement. Notwithstanding anything to the contrary therein, the Confidentiality Agreement previously entered into between each Holder and Primus and the confidentiality obligations set forth therein, shall survive and remain in full force and effect and shall not expire until such time as Primus or any of its subsidiaries or other affiliates makes a public announcement of this Agreement or the transactions contemplated hereby.

4.4 PORTAL and DTC. Primus shall use its best efforts to arrange, on or before the Closing Date, for the New Notes to be designated Private Offerings, Resales and Trading through Automated Linkages (“PORTAL”) Market securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. (“NASD”) relating to trading in the PORTAL Market and for the New Notes to be eligible for clearance and settlement through the Depositary Trust Company.

4.5 No Integration. Neither Primus, Holding, nor any of their affiliates (as defined in Rule 501(b) of Regulation D) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the New Notes in a manner that would require registration of the New Notes under the Securities Act.

4.6 No General Solicitation. None of Primus, Holding or any of their affiliates or any other person acting on its or their behalf (other than the Holders and their affiliates, as to which no covenant is given) will solicit offers for, or offer or sell, the New Notes by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

4.7 Cancellation; No Distribution of Old Notes. Upon receipt of the Old Notes by Primus, such Old Notes will be cancelled and will cease to be outstanding. Primus shall not resell or reissue the Old Notes in any manner that would cause the Holder to be engaged in a distribution of the Old Notes under the Securities Act.

4.8 Tax Treatment. The parties agree to treat the issuance of the New Notes in exchange for the Old Notes as a taxable exchange for United States federal income tax purposes, unless otherwise required by law, and acknowledge that, depending upon the circumstances, the New Notes may bear original issue discount.

4.9 Actions of Holding. Primus shall cause Holding to take such actions, and enter into the Transaction Documents, as applicable, as are necessary to satisfy Primus’s obligations under this Agreement.

5. Conditions to Closing.

5.1 Conditions to the Obligations of each Holder. The obligations of each Holder to close the Exchange are subject to the fulfillment on or before the Closing Date of the following:

a. No Injunction or Proceeding

As of the Closing, there shall be no injunction, stay or restraining order in effect with respect to the transactions provided for herein and there shall not be pending any action, proceeding or investigation involving such Holder challenging or seeking damages from such Holder in connection with the Exchange or seeking to restrain or prohibit the consummation of the Exchange.

b. Accuracy of Representations

The representations and warranties made by Primus and Holding in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date (except those qualified by Material Adverse Affect, which shall be accurate in all respects).

c. Performance

The covenants and obligations that each of Primus and Holding is required to comply with or to perform pursuant to this Agreement at or prior to the Closing shall have been complied with and performed in all material respects.

d. Execution and Delivery of Transaction Documents

The Transaction Documents shall have been executed and delivered by all parties thereto (other than the Holders) and delivered to the Holder.

e. PORTAL and DTC

Primus shall have arranged for the New Notes to be designated PORTAL Market securities in accordance with the rules and regulations adopted by the NASD relating to trading in the PORTAL Market and for the New Notes to be eligible for clearance and settlement through the Depositary Trust Company.

f. Opinion

Skadden, Arps, Slate, Meagher & Flom LLP, counsel for Primus, shall have furnished to the Holders, their written opinion, dated the Closing Date and addressed to the Holders, in form and substance customary and appropriate for a transaction of this type and reasonably satisfactory to the Holders.

g. Approval of Charter Amendments

One or both of the amendments to Primus’s Charter described above shall have been approved by the requisite votes of Primus’s stockholders.

h. Closing of New Note Purchase

At least $46,000,000 principal amount of the Old Notes shall have been submitted for exchange by Holders for New Notes, and the New Note Purchase shall have been consummated. For purposes of this Agreement, in order for the New Note Purchase to be deemed consummated, there shall be an aggregate of at least $21,200,000 principal amount of additional New Notes purchased by the Holders.

5.2 Conditions to the Obligations of Primus. The obligations of Primus and Holding to close the Exchange are subject to the fulfillment on or before the Closing Date of the following:

a. No Injunction or Proceeding

As of the Closing, there shall be no injunction, stay or restraining order in effect with respect to the transactions provided for herein and there shall not be pending any action, proceeding or investigation challenging or seeking damages in connection with the Exchange or seeking to restrain or prohibit the consummation of the Exchange.

b. Accuracy of Representations

The representations and warranties made by each Holder in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date.

c. Performance

The other covenants and obligations that each Holder is required to comply with or to perform pursuant to this Agreement at or prior to such Closing shall have been complied with and performed in all material respects.

d. Execution and Delivery of Transaction Documents

The Transaction Documents shall have been executed and delivered by all parties thereto (other than Primus and Holding) and delivered to Primus.

e. Approval of Charter Amendments

One or both of the amendments to Primus’s Charter described above shall have been approved by the requisite votes of Primus’s stockholders.

f. Closing of New Note Purchase

At least $46,000,000 principal amount of the Old Notes shall have been submitted for exchange by Holders for New Notes, and the New Note Purchase shall have been consummated. For purposes of this Agreement, in order for the New Note Purchase to be deemed consummated, there shall be an aggregate of at least $21,200,000 principal amount of additional New Notes purchased by the Holders.

6. Termination

6.1 By Mutual Consent. This Agreement may be terminated at any time prior to the Closing Date by the mutual written consent of Primus and the Holder.

6.2 By Holder. This Agreement may be terminated by the Holder, upon a material breach of any representation, warranty, covenant or agreement on the part of Primus or Holding set forth in this Agreement, such that the conditions set forth in Section 5.1(b) or 5.1(c) would not be satisfied and in such case not less than ten (10) business days after written notice of such breach by the Holders to Primus or Holding if Primus or Holding has not cured such breach.

6.3 By Primus. This Agreement may be terminated by Primus, upon a material breach of any representation, warranty, covenant or agreement on the part of any Holder set forth in this Agreement, such that the conditions set forth in Section 5.2(b) or Section 5.2(c) would not be satisfied and in such case not less than ten (10) business days after written notice of such breach by Primus to the Holder(s) if such Holder has not cured such breach.

6.4 Failure to Close. If the Closing does not occur by June 30, 2006, then any Holder or Primus may terminate this Agreement by delivery of written notice of termination to the other parties hereto; provided, however, any party that is in material breach of this Agreement shall not have the right to terminate this Agreement pursuant to this Section 6.4.

6.5 Effect of Termination. If this Agreement is terminated as provided in this Section 6, then this Agreement will forthwith become null and void and there will be no liability on the part of any party hereto to any other party hereto or any other person or entity in respect thereof, provided that: (i) the obligations of the parties described in Section 7.3 will survive any such termination; and (ii) no such termination will relieve any party from liability for breach of its obligations under this Agreement, and in such event the other parties shall have all rights and remedies available at law or equity, including the right of specific performance against such party.

7. Miscellaneous.

7.1 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of New York without regard to principles of conflicts of law or choice of law.

7.2 Further Assurances; Additional Documents. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement upon the reasonable request of the other party.

7.3 Fees and Expenses. Each party shall be responsible for its own fees and expenses incurred in connection with this Agreement.

7.4 Severability. If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to attempt to agree on a modification of this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

7.5 Entire Agreement. This Agreement, the Confidentiality Agreement and the other Transaction Documents represent the entire agreement and understandings between the parties concerning the Exchange and the other matters described therein and supersedes and replaces any and all prior agreements and understandings.

7.6 No Oral Modification. This Agreement may only be amended in writing signed by Primus, Holding and by each Holder.

7.7 Notices. All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given at the time of receipt if delivered by hand, by reputable overnight courier or by facsimile transmission (with receipt of successful and full transmission) to the applicable parties hereto at the address stated on the signature pages hereto or if any party shall have designated a different address or facsimile number by notice to the other party given as provided above, then to the last address or facsimile number so designated.

7.8 Submission to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the exclusive jurisdiction of the courts of the State of New York, located in New York County and the United States District Court for the Southern District of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of New York.

7.9 EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.10 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original and all of which together shall constitute one instrument. Facsimile signatures shall constitute original signatures.

CERTAIN DEFINITIONS

Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Claims” means any claims, actions, causes of action, liabilities, agreements, demands, damages, debts, rights, interests, obligations, suits, judgments and charges of whatever nature, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, foreseen or unforeseen, known or unknown, that exist or may exist as of the date of this Agreement, or thereafter arising in law, equity or otherwise.

“Governmental Authority” means the United States of America, any state, commonwealth, territory or possession of the United States of America, any foreign state and any political subdivision or quasi governmental authority of any of the same, including any court, tribunal, department, commission, board, bureau, agency, county, municipality, province, parish or other instrumentality of any of the foregoing.

“Legal Requirement” means applicable common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other written standard, requirement, policy or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority, including any judgment or order and all judicial decisions applying common law or interpreting any other Legal Requirement, in each case, as amended.

“Lien” means any security interest, any interest retained by the transferor under a conditional sale or other title retention agreement, mortgage, lien, pledge, option, encumbrance, adverse interest, constructive exception to, defect in or other condition affecting title or other ownership interest of any kind, which constitutes an interest in or claim against property, whether or not arising pursuant to any Legal Requirement.

“Material Adverse Effect” means a material adverse effect on (i) the business or condition (financial or otherwise) of Primus and its direct and indirect subsidiaries, taken as a whole, (ii) the ability of Primus or Holding to perform its obligations under this Agreement or (iii) the ability of Holding to issue the New Notes in accordance with the terms of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Transaction Documents” means this Agreement and the other documents and instruments to be executed and delivered in connection herewith at or prior to the Closing, including without limitation the New Notes and the registration rights agreement and the indenture as contemplated by Section 1.4 of this Agreement.

PRIMUS’S SIGNATURE PAGE TO EXCHANGE AGREEMENT

IN WITNESS WHEREOF the parties have executed this Agreement on the date set forth below.

“PRIMUS”
Dated: , 2006	Primus Telecommunications Group, Incorporated

By:
Name:
Its:

Notice Address:
Primus Telecommunications Group, Incorporated 7901 Jones Branch Drive, Suite 900 McLean, VA 22102 Facsimile: (703) 902-2814 Attn: John F. DePodesta	With a copy to: Skadden, Arps, Slate, Meagher & Flom LLP 333 West Wacker Drive, Suite 2300 Chicago, IL 60606 Facsimile: (312) 407-0411 Attn: Peter Krupp, Esq.

HOLDING’S SIGNATURE PAGE TO EXCHANGE AGREEMENT

IN WITNESS WHEREOF the parties have executed this Agreement on the date set forth below.

“HOLDING”
Dated: , 2006	Primus Telecommunications Holding, Inc.

By:
Name:
Its:

Notice Address:
Primus Telecommunications Group, Incorporated 7901 Jones Branch Drive, Suite 900 McLean, VA 22102 Facsimile: (703) 902-2814 Attn: John F. DePodesta	With a copy to: Skadden, Arps, Slate, Meagher & Flom LLP 333 West Wacker Drive, Suite 2300 Chicago, IL 60606 Facsimile: (312) 407-0411 Attn: Peter Krupp, Esq.

HOLDER’S SIGNATURE PAGE TO EXCHANGE AGREEMENT

“Holder”

Dated: , 2006	Holder Name

By:
Name:
Its:

Name of nominee holder or DTC Participant(s) holding Old Notes for the benefit of Holder:

DTC Participant Number:

Holder Name and Address:

Fax Number:

SCHEDULE I

Title of Old Notes to be Exchanged: 3.75% Convertible Senior Notes due 2010

	Column I - Principal Amount of Old Notes to be Exchanged by Holder Pursuant to Section 1 in the Senior Notes Exchange Agreement	Column II — Principal Amount of New Notes to be received in exchange for Old Notes	Column III — Amount of Cash in lieu of fractional interest in New Notes	Column IV – Amount of Cash to be tendered by Holder in Purchase of New Notes	Column V – Principal Amount of New Notes to be Purchased for cash Pursuant to Section 1 in the Senior Notes Purchase Agreement
Holder
All Holders

EXHIBIT A

[TERM SHEET]

EXHIBIT B

Registration Rights

We have agreed to file with the SEC, at our expense, the shelf registration statement covering resales by holders of the new Notes and the common stock issuable upon conversion of the Notes. Such registration rights shall be for the benefit of the Holder. Under the terms of the registration rights agreement, we agreed to use our reasonable best efforts to:

•	file such shelf registration statement with the SEC within 45 days after the earliest date of original issuance of any of the Notes;

•	cause such registration statement to become effective as promptly as is practicable, but in no event later than 180 days after the earliest date of original issuance of any of the Notes; and

•	keep the registration statement effective for a period (the “registration period”) from the date such registration statement is declared effective by the SEC until such date that is the earlier of (1) the date as of which all the Notes or the common stock issuable upon conversion of the Notes have been sold either under Rule 144 under the Securities Act (or any similar provision then in force) or pursuant to the shelf registration statement; (2) the date on which there are no outstanding registrable securities; and (3) the date that is two (2) years from such date.

We also agree to notify each registered holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes and the common stock issuable upon conversion of the Notes. If a shelf registration statement covering the Notes and common stock is not effective, they may not be sold or otherwise transferred except pursuant to an exemption from registration under the Securities Act and any other applicable securities laws or in a transaction not subject to those laws.

Registration Default:

If,

•	on the 45th day following the earliest date of original issuance of any of the Notes, the shelf registration statement had not been filed with the SEC; or

•	on the 180th day following the earliest date of original issuance of any of the Notes, the shelf registration statement was not declared effective;

Liquidated damages will accrue on the Notes, from and including the day following the registration default to but excluding the earlier of (i) the day after the end of the registration period and (ii) the day on which the registration default has been cured. Liquidated damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date, as applicable, following the date on which such liquidated damages begin to accrue, and will accrue at a rate equal to:

•	1.00% per annum of the accreted principal amount for the first 90 days following such registration default; and

•	1.50% per annum of the accreted principal amount after the first 90 days following such registration default;

In no event will liquidated damages relating to the resale registration statement accrue at a rate per annum exceeding 1.50%. Liquidated damages will be computed on the basis of a 360-day year composed of twelve 30-day months. If a holder has converted some or all of its Notes into common stock, the holder will be entitled to receive equivalent amounts based on the accreted principal amount of the Notes converted. A holder’s right to liquidated damages shall be its sole remedy in the event of a registration default.

[Holder’s] (the “Selling Securityholder”) agreement to these terms does not constitute permission to identify the Selling Securityholder as an underwriter in the Shelf Registration Statement or any amendment thereto. We only consent to the inclusion of the following language in the Shelf Registration Statement: “Any selling securityholder that is a broker-dealer may be deemed to be an underwriter with respect to the securities it sells pursuant to the prospectus.”